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                                                                     EXHIBIT 14

                       HAIGHTS CROSS COMMUNICATIONS, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                  INTRODUCTION

PURPOSE AND SCOPE

      The Board of Directors of Haights Cross Communications, Inc. (together with its subsidiaries, the "Company") established this Code of Business Conduct and Ethics (the "Code") to aid the Company's directors, officers and employees in making ethical and legal decisions when conducting the Company's business and performing their day-to-day duties.

      The Board of Directors of the Company, or a committee of the Board of Directors, is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code for the Company to Paul J. Crecca, the Company's Executive Vice President and Chief Financial Officer (the "Compliance Officer"). In turn, the Compliance Officer has delegated day-to-day responsibility for administering and interpreting the Code for each of the Company's business units to the chief financial officer of each such unit. The Company expects its directors, officers and employees to exercise reasonable judgment when conducting the Company's business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company's business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with your unit's chief financial officer or with the Compliance Officer.

CONTENTS OF THIS CODE

      This Code has two sections which follow this Introduction. The first section, "STANDARDS OF CONDUCT," contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of the Company's business. The second section, "COMPLIANCE PROCEDURES," contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

A NOTE ABOUT OTHER OBLIGATIONS

      The Company's directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from its directors, officers and employees in the conduct of the Company's business.

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                              STANDARDS OF CONDUCT

CONFLICTS OF INTEREST

      The Company recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company's best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company's interests.

      A "conflict of interest" occurs when a director's, officer's or employee's personal interest interferes with the Company's interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Company's best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director's, officer's or employee's position with the Company. Each individual's situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

      Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      The Company seeks to conduct its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting the Company's business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

PROTECTION AND PROPER USE OF COMPANY'S ASSETS

      Loss, theft and misuse of the Company's assets has a direct impact on the Company's business and its profitability. Employees, officers and directors are expected to protect the Company's assets (both tangible and intangible) that are entrusted to them and to protect the Company's assets in general. Employees, officers and directors are also expected to take steps to ensure that the Company's assets are used only for legitimate business purposes.

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CORPORATE OPPORTUNITIES

      Employees, officers and directors owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

      - diverting to himself or herself or to others any opportunities that are discovered through the use of the Company's property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company,

      - using the Company's property or information or his or her position for improper personal gain, or

      -     competing with the Company.

CONFIDENTIALITY

      Confidential information generated and gathered in the Company's business plays a vital role in the Company's business, prospects and ability to compete. "Confidential information" includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Directors, officers and employees may not disclose or distribute the Company's confidential information, except when disclosure is authorized by the Company or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate company purposes. Directors, officers and employees must return all of the Company's confidential and/or proprietary information in their possession to the Company when they cease to be employed by or to otherwise serve the Company.

FAIR DEALING

      Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company's reputation and long-term business prospects. Accordingly, it is the Company's policy that directors, officers and employees must endeavor to deal ethically and lawfully with the Company's customers, suppliers, competitors and employees in all business dealings on the Company's behalf. No director, officer or employee should take unfair advantage of another person in business dealings on the Company's behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

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ACCURACY OF RECORDS

      The integrity, reliability and accuracy in all material respects of the Company's books, records and financial statements is fundamental to the Company's continued and future business success. No director, officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or record any false entry for any transaction entered into by the Company. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company's books and records.

QUALITY OF PUBLIC DISCLOSURES

      The Company is committed to providing its investors with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States. It is the Company's policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including the Company's principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The Company's senior management is primarily responsible for monitoring the Company's public disclosure.

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                              COMPLIANCE PROCEDURES

COMMUNICATION OF CODE

      All directors, officers and employees will be supplied with a copy of the Code upon adoption on September __, 2004. Thereafter, all directors, officers and employees will be supplied with a copy of the Code upon beginning service at the Company or any of its subsidiaries. Any updates to the Code will be either directly provided to all directors, officers and employees, or a notification will be sent stating that the update is available on the Company's website. A copy of the Code is also available to all directors, officers and employees by requesting one from the Human Resources Department or by accessing the company's website at www.haightscross.com.

MONITORING COMPLIANCE AND DISCIPLINARY ACTION

      The Company's management, under the supervision of the Compliance Officer, shall take reasonable steps from time to time to (i) monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

      Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

      The Compliance Officer shall periodically report to the Board of Directors on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

REPORTING CONCERNS/RECEIVING ADVICE

      COMMUNICATION CHANNELS

      Be Proactive. Every employee is encouraged to act proactively by asking questions and seeking guidance, and is strongly encouraged to report suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company's business or occurring on the Company's property. IF ANY EMPLOYEE BELIEVES THAT ACTIONS HAVE TAKEN PLACE, MAY BE TAKING PLACE, OR MAY BE ABOUT TO TAKE PLACE THAT VIOLATE OR WOULD VIOLATE THE CODE, HE OR SHE IS OBLIGATED TO BRING THE MATTER TO THE ATTENTION OF THE COMPLIANCE OFFICER.

      Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss

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the matter with his or her supervisor, or his or her unit's chief financial officer, the employee may raise the matter with the Compliance Officer.

      Communication Alternatives. Any officer or employee may communicate with the Compliance Officer by any of the following methods:

      - In writing (which may be done anonymously as set forth below under "Reporting; Anonymity; Retaliation"), addressed to the Compliance Officer by U.S. mail to Haights Cross Communications, Inc. Attn:
            Paul Crecca, 10 New King Street, Suite 102, White Plains, NY 10604;

      - By e-mail to Paul Crecca at pjcrecca@haightscross.com (anonymity cannot be maintained);

      -     By telephone to Paul Crecca at (914) 289-9420;

      - In writing (which may be done anonymously as set forth below under "Reporting; Anonymity; Retaliation"), addressed to the Director of Human Resources by U.S. mail to Haights Cross Communications, Inc.
            Attn: Diane Curtin, 10 New King Street, Suite 102, White Plains, NY 10604;

      - By e-mail to Diane Curtin at dqcurtin@haightscross.com (anonymity cannot be maintained); or

      -     By telephone to Diane Curtin at (914) 289-9460.

      Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should also be directed to the Compliance Officer by one of the methods described above.

      Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.

      REPORTING; ANONYMITY; RETALIATION

      When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves in order to facilitate the Company's ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

      If an officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to

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evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

      NO RETALIATION

      The Company expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

WAIVERS AND AMENDMENTS

      No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, the Company's principal executive, financial and accounting officers) shall be effective unless (i) such waiver is approved by the Board of Directors, and (ii) if applicable, such waiver is promptly disclosed to the Company's investors in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.

      Any waivers of the Code for other employees may be made by the Compliance Officer.

      All amendments to the Code must be approved by the Board of Directors and, if applicable, must be promptly disclosed to the Company's investors in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be. .

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